UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 30, 2008

CIRCOR INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-14962	04-3477276
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 CORPORATE DRIVE, SUITE 130

BURLINGTON, MASSACHUSETTS 01803-4238

(Address of Principal Executive Offices) (Zip Code)

(781) 270-1200

(Registrant's telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Under the terms of a Letter Agreement (the “Agreement”) dated December 30, 2008, between CIRCOR International, Inc. (the “Company”) and Christopher R. Celtruda, Group Vice President—Circor Aerospace Products, the Company has agreed to reimburse Mr. Celtruda for a portion of certain real estate related losses he has incurred in connection with the Company’s relocation of Mr. Celtruda upon his hiring in June 2006. Due to market conditions beyond his control, the value of Mr. Celtruda’s residence in Corona, California has diminished approximately 50% since it was purchased by Mr. Celtruda at the time of his relocation. At the same time, market conditions have prevented Mr. Celtruda from successfully selling his family home in Phoenix, Arizona. Under the Agreement, the Company has agreed to purchase Mr. Celtruda’s home in Corona, California at its current fair market value and to make payment on Mr. Celtruda’s behalf of an additional approximately $488,000 to payoff the outstanding mortgage on the Corona property. The Agreement also provides for the Company to pay such amounts to Mr. Celtruda as are necessary to cover all federal and state income taxes pertinent to this transaction on a grossed-up basis.

Subject to certain exceptions, the Agreement specifies an obligation by Mr. Celtruda to reimburse a portion of the Company’s payments in the event that his employment with the Company terminates prior to December 31, 2012 according to a prescribed schedule.

The terms of the Agreement have been approved by the Compensation Committee of the Company’s Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 6, 2009	CIRCOR INTERNATIONAL, INC.

/s/ Alan J. Glass
	By:	Alan J. Glass
	Title:	Vice President, General Counsel & Secretary